Exhibit 99.1

Investors Title Company Announces Record Fourth Quarter and Fiscal Year 2016 Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--February 9, 2017--Investors Title Company today announced its results for the fourth quarter and year ended December 31, 2016.

For the year, net income attributable to the Company increased 55.8% to an all-time record high of $19.5 million, or $10.19 per diluted share, versus $12.5 million, or $6.30 per diluted share, for the prior year. For the quarter, net income attributable to the Company more than doubled to $5.1 million, or $2.67 per diluted share, versus $2.2 million, or $1.12 per diluted share, for the prior year period.

Revenues for the year increased 8.9% to an annual record of $138.5 million, compared with $127.2 million in the prior year. Premiums increased as a result of growth in average real estate values, coupled with growth in transaction volumes stemming from higher levels of home sales and refinance activity. Non-premium revenue sources, which amounted to $16.4 million, were up 11.4% over the prior year.

Operating expenses increased 0.9% to $110.4 million, primarily due to increases in payroll expense and agent commissions, largely offset by lower claims expense. Payroll expense increased 11.9% as a result of higher levels of incentive compensation, inflationary increases in salaries and benefits, payroll expenses associated with Texas title agency University Title, which was acquired in the fourth quarter, and increases in staffing levels to accommodate higher volume. Agent commissions increased 2.4% due to an increase in agency premiums, while claims expense decreased to $242,953. Claims expense continued to benefit from favorable loss development in recent policy years, as well as lower levels of initial claims filings.

The quarter was shaped predominantly by the same factors that affected the year. Revenues increased 34.4%, while operating expenses increased 21.3%, resulting in net income of $5.1 million. Both the revenue and net income amounts are new records for any fourth quarter in the Company’s history.

Chairman J. Allen Fine commented, “2016 marks the second consecutive year with record levels of revenues, reflecting a strong real estate market as well as the success of our ongoing efforts to create and deepen relationships in the markets we serve. In addition to consistent revenue growth, we remain pleased with the continuation of positive claims experience in recent years, which we think is attributable both to macroeconomic trends, such as low levels of foreclosures, as well as our own internal risk management efforts. Both of these factors, in addition to diligent management of overhead expenses, led to record earnings for the year.”

“We are optimistic that the factors which enabled this strong revenue growth for the past couple of years will continue into 2017,” added Mr. Fine. “Even though the potential for additional Fed rate hikes and other economic factors dampen our expectations for refinance activity, a strengthening economy should provide a tailwind for higher levels of home sales. Regardless of the economic cycle, we will continue to remain focused on long-term strategies to profitably expand our market presence, enhance our competitive strengths, and strengthen our financial position.”

Investors Title Company’s subsidiaries issue and underwrite title insurance policies. The Company also provides investment management services and services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among others, any statements regarding the Company’s expected performance for this year, future home price fluctuations, changes in home purchase or refinance activity and the mix thereof, interest rate changes, expansion of the Company’s market presence, enhancing competitive strengths, positive development in housing affordability, unemployment or overall economic conditions or statements regarding our actuarial assumptions and the application of recent historical claims experience to future periods. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions, including the limited predictive power of historical claims experience; declines in the performance of the Company’s investments; government regulation; changes in the economy; loss of agency relationships, or significant reductions in agent-originated business; difficulties managing growth, whether organic or through acquisitions and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries Consolidated Statements of Income For the Three and Twelve Months Ended December 31, 2016 and 2015 (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Net premiums written	$34,284,779	$26,103,532	$122,095,381	$112,475,686
Investment income – interest and dividends	1,205,490	1,104,264	4,684,489	4,531,319
Net realized gain (loss) on investments	194,108	(717,499)	768,436	(116,163)
Other	3,116,599	2,384,901	10,944,108	10,309,230
Total Revenues	38,800,976	28,875,198	138,492,414	127,200,072

Operating Expenses:
Commissions to agents	17,696,942	13,780,748	63,643,321	62,174,301
Provision for claims	646,935	857,093	242,953	4,478,494
Salaries, employee benefits and payroll taxes	8,426,127	6,939,258	31,372,099	28,041,213
Office occupancy and operations	1,739,198	1,795,530	6,265,908	5,885,336
Business development	816,519	739,912	2,511,699	2,373,270
Filing fees, franchise and local taxes	218,494	160,364	907,225	732,985
Premium and retaliatory taxes	642,964	476,897	2,202,595	2,161,571
Professional and contract labor fees	516,151	764,942	2,115,754	2,691,411
Other	469,869	175,520	1,099,408	884,438
Total Operating Expenses	31,173,199	25,690,264	110,360,962	109,423,019

Income before Income Taxes	7,627,777	3,184,934	28,131,452	17,777,053

Provision for Income Taxes	2,576,000	978,000	8,616,000	5,228,000

Net Income	5,051,777	2,206,934	19,515,452	12,549,053

Net Loss (Gain) Attributable to Noncontrolling Interests	982	(10,612)	7,666	(15,148)

Net Income Attributable to the Company	$5,052,759	$2,196,322	$19,523,118	$12,533,905

Basic Earnings per Common Share	$2.68	$1.13	$10.23	$6.32

Weighted Average Shares Outstanding – Basic	1,884,283	1,952,077	1,907,675	1,984,360

Diluted Earnings per Common Share	$2.67	$1.12	$10.19	$6.30

Weighted Average Shares Outstanding – Diluted	1,893,252	1,958,484	1,915,057	1,989,799

Investors Title Company and Subsidiaries Consolidated Balance Sheets As of December 31, 2016 and 2015 (Unaudited)

	December 31, 2016	December 31, 2015
Assets:
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$101,934,077	$106,066,384
Equity securities, available-for-sale, at fair value	41,179,259	37,513,464
Short-term investments	6,558,840	6,865,406
Other investments	11,181,531	10,106,828
Total investments	160,853,707	160,552,082

Cash and cash equivalents	27,928,472	21,790,068
Premium and fees receivable	8,654,161	8,392,697
Accrued interest and dividends	1,035,152	1,004,126
Prepaid expenses and other assets	9,456,523	11,413,520
Property, net	8,753,466	7,148,951
Goodwill and other intangible assets, net	12,256,641	1,220,585
Total Assets	$228,938,122	$211,522,029

Liabilities and Stockholders’ Equity
Liabilities:
Reserves for claims	$35,305,000	$37,788,000
Accounts payable and accrued liabilities	26,146,480	25,043,588
Current income taxes payable	1,232,432	210,355
Deferred income taxes, net	11,118,256	5,703,006
Total liabilities	73,802,168	68,744,949

Stockholders’ Equity:
Common stock – no par value (10,000,000 authorized shares; 1,884,283 and 1,949,797 shares issued and outstanding 2016 and 2015, respectively, excluding 291,676 shares for 2016 and 2015 of common stock held by the Company's subsidiary)	1	1
Retained earnings	143,283,621	131,186,866
Accumulated other comprehensive income	11,761,447	11,483,015
Total stockholders’ equity attributable to the Company	155,045,069	142,669,882
Noncontrolling interests	90,885	107,198
Total stockholders’ equity	155,135,954	142,777,080
Total Liabilities and Stockholders’ Equity	$228,938,122	$211,522,029

Investors Title Company and Subsidiaries Net Premiums Written By Branch and Agency For the Three and Twelve Months Ended December 31, 2016 and 2015 (Unaudited)

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2016	%	2015	%	2016	%	2015	%
Branch	$9,312,053	27.2	$7,119,168	27.3	$34,063,187	27.9	$28,400,531	25.3

Agency	24,972,726	72.8	18,984,364	72.7	88,032,194	72.1	84,075,155	74.7

Total	$34,284,779	100.0	$26,103,532	100.0	$122,095,381	100.0	$112,475,686	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200